UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 3


                              LTC Properties, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    502175102
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section under the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
CUSIP No.         502175102
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Andre C. Dimitriadis
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)     |_|
                                                                (b)     |_|
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION   United States
_____________________________________________________________________________
NUMBER OF                  5  SOLE VOTING POWER            1,277,476 shares
_____________________________________________________________________________
BENEFICIALLY               6  SHARED VOTING POWER          -0- shares
OWNED BY                   __________________________________________________
EACH              7        SOLE DISPOSITIVE POWER          1,277,476 shares
REPORTING                  __________________________________________________
PERSON WITH                8  SHARED DISPOSITIVE POWER     -0- shares
_____________________________________________________________________________
9    AGGREGATE AMOUNTS BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,277,476 shares
_____________________________________________________________________________
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNTS IN ROW (9)
     7.17%
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*
     IN
_____________________________________________________________________________
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 2 of 4 Pages

Item 1.

     (a)  Name of Issuer:  LTC Properties, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                  22917 Pacific Coast Highway, Suite 350
                  Malibu, California  90265

Item 2.

     (a)  Name of Person Filing:            Andre C. Dimitriadis

     (b)  Address of Principal Business Offices or, if none, Residence:

                  22917 Pacific Coast Highway, Suite 350
                  Malibu, California  90265

     (c)  Citizenship:        United States

     (d)  Title of Class of Securities:     Common Stock, par value $.01 per
                                            share

     (e)  CUSIP Number:             502175102

Item 3. If this statement is filed pursuant to section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not applicable

Item 4.           Ownership

     (a)  Amount beneficially owned:                 1,277,476 shares

     (b)  Percentage of Class:                                   7.17%

     (c)  Number of shares as to which the person has

          (i)    Sole power to vote or direct the vote: 1,277,476 shares
          (ii)   Shared power to vote or to direct the vote: -0- shares
          (iii)  Sole power to dispose or to direct the disposition of:
                 1,277,476 shares
          (iv)   Shared power to dispose or to direct the disposition of:
                 -0- shares

                               Page 3 of 4 Pages

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By The Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                  Not applicable

Item 9.           Notice of Dissolution of Group

                  Not applicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     Date:  March 11, 2004


                                                     /s/ Andre C. Dimitriadis
                                                     ------------------------
                                                         Andre C. Dimitriadis


                               Page 4 of 4 Pages